Exhibit 6.14

ASSET MANAGEMENT AGREEMENT

BETWEEN

ARK7 INC.

AND

ARK7 PROPERTIES PLUS - SERIES #FTWDS LLC

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) dated as of September 10, 2022 is entered into between Ark7 Inc., a corporation organized under the laws of the State of Delaware (the “Asset Manager”), and Ark7 Properties Plus - Series #FTWDS LLC (the “#FTWDS”).

WHEREAS, the #FTWDS seeks to invest in the #FTWDS Asset (as defined in the Appendix) in accordance with the terms and conditions of the Operating Agreement, dated September 10, 2022, of the #FTWDS, a limited liability company organized under the laws of the State of Georgia (the “Company”), in each case as amended and restated from time to time (the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the managing member of the #FTWDS shall be responsible for the acquisition, management and disposition of the #FTWDS Asset as well as the business of the #FTWDS;

WHEREAS, the #FTWDS desires to avail itself of the advice and assistance of the Asset Manager and to appoint and retain the Asset Manager as the asset manager to the #FTWDS with respect to the #FTWDS Asset;

WHEREAS, the Asset Manager wishes to accept such appointment; and

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1. Appointment of Asset Manager; Acceptance of Appointment. The #FTWDS hereby appoints the Asset Manager as asset manager to the #FTWDS for the purpose of managing the #FTWDS Asset. The Asset Manager hereby accepts such appointment.

2. Authority of the Asset Manager.

(a) Except as set forth in Section 2(e) below and any guidance as may be established from time to time by the Managing Member of the #FTWDS, the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #FTWDS Asset and to take any action that it deems necessary or desirable in connection therewith.

(b) The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.

(c) The Asset Manager may delegate all or any of its duties under this Agreement to any Person who shall perform such delegated duties under the supervision of the Asset Manager on such terms as the Asset Manager shall determine.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Asset Manager shall not have the authority to:

(i) acquire any asset or service for an amount equal to or greater than 1% of the value of the #FTWDS Asset as of such date, individually, or 3% of the value of the #FTWDS Asset as of such date, in the aggregate without the prior consent of the Managing Member of the #FTWDS;

or

(ii) sell, transfer, encumber or convey the #FTWDS Asset, provided, however, that the Asset Manager may deliver to the Managing Member of the Company any offers received by the Asset Manager to purchase the #FTWDS Asset and any research or analysis prepared by the Asset Manager regarding the potential sale of the #FTWDS Asset, including market analysis, survey results or information regarding any inquiries received and information regarding potential purchasers.

3. Cooperation. The Asset Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the #FTWDS on matters pertaining to the #FTWDS Asset and to consult with the Managing Member of the #FTWDS regarding asset management decisions with respect to the #FTWDS Asset prior to execution. The Managing Member of the #FTWDS may make any reasonable request for the provision of information or for other cooperation from the Asset Manager with respect to its duties under this Agreement, and the Asset Manager shall use reasonable efforts to comply with such request, including without limitation, furnishing the #FTWDS with such documents, reports, data and other information as the Managing Member of the #FTWDS may reasonably request regarding the #FTWDS Asset and the Asset Manager’s performance hereunder or compliance with the terms hereof.

4. Representations and Warranties. Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.

5. Limitation of Liability; Indemnification with respect to the #FTWDS Asset.

(a) None of the Asset Manager, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the applicable #FTWDS or the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, with respect to the #FTWDS Asset, (ii) any tax liability imposed on the #FTWDS or the #FTWDS Asset, or (iii) any losses due to the actions or omissions of the #FTWDS or any brokers or other current or former agents or advisers of the #FTWDS.

(b) To the fullest extent permitted by applicable law, the #FTWDS will indemnify the Asset Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence. If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the #FTWDS shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(c) The Asset Manager gives no warranty as to the performance or profitability of the #FTWDS Asset or as to the performance of any third party engaged by the Asset Manager hereunder.

(d) The Asset Manager may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the #FTWDS or other person reasonably believed by the Asset Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.

6. Assignments. This Agreement may not be assigned by either party without the consent of the other party. In performing its obligations under this Agreement, the Asset Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any Person in accordance with section 2(d) without the need for the consent of the #FTWDS, provided that the Asset Manager’s liability to the #FTWDS for all matters so delegated shall not be affected by such delegation.

7. Compensation and Expenses.

(a) As compensation for services performed by the Asset Manager under this Agreement, and in consideration therefor, the #FTWDS will pay an annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, equal to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the #FTWDS to its Members.

(b) Except as set forth in Section 5, the #FTWDS will bear all expenses of the #FTWDS Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the #FTWDS together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”).

(c) Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.

8. Services to Other Clients; Certain Affiliated Activities.

(a) The relationship between the Asset Manager and the #FTWDS is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Asset Manager to accept responsibilities that are more extensive than those set forth in this Agreement.

(b) The Asset Manager’s services to the #FTWDS are not exclusive. The Asset Manager may engage in other activities on behalf of itself, any other Managing Party and other clients. The #FTWDS acknowledges and agrees that the Asset Manager may, without prior notice to the #FTWDS, give advice to such other clients. The Asset Manager shall not be liable to account to the #FTWDS for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Asset Manager’s advice to another client and nor will the Asset Manager’s fees be abated as a result.

9. Duration and Termination. Unless terminated as set forth below, this Agreement shall continue in full force and effect until one year after the date on which the #FTWDS Asset has been liquidated and the obligations connected to such the #FTWDS Asset (including, without limitation, contingent obligations) have terminated or, if earlier, the removal of Ark7 Inc. as Managing Member of the #FTWDS. Either party may terminate this Agreement immediately upon a material breach of the Agreement by the other party, without penalty or other additional payment, except that the #FTWDS shall pay the Asset Management Fee of the Asset Manager referred to in section 7, pro-rated to the date of termination, together with all amounts outstanding under any Operating Expenses Reimbursement Obligation. Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement.

10. Power of Attorney. For so long as this Agreement is in effect, the #FTWDS constitutes and appoints the Asset Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Asset Manager’s obligations and responsibilities to the #FTWDS under this Agreement, solely with respect to the #FTWDS Asset.

11. Notices. Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the #FTWDS:

Ark7 Properties Plus - Series #FTWDS LLC

535 Mission Street, 14th Floor

San Francisco, CA 94105

Attention: President

Email: support@ark7.com

If to the Asset Manager:

Ark7 Inc.

535 Mission Street, 14th Floor

San Francisco, CA 94105

Attention: President

Email: support@ark7.com

12. Independent Contractor. For all purposes of this Agreement, the Asset Manager shall be an independent contractor and not an employee or dependent agent of the #FTWDS nor shall anything herein be construed as making the #FTWDS a partner or co-venturer with the Asset Manager, any other Managing Party or any of its other clients. Except as expressly provided in this Agreement or as otherwise authorized in writing by the #FTWDS, the Asset Manager shall have no authority to bind, obligate or represent the #FTWDS.

13. Entire Agreement; Amendment; Severability. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof, and may not be supplemented or amended except in writing signed by the parties. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

14. Confidentiality. All information furnished or made available by the #FTWDS or the Company to the Asset Manager hereunder, or by the Asset Manager to the #FTWDS or the Company hereunder, shall be treated as confidential by the Asset Manager, or the #FTWDS and the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the #FTWDS Asset and except for disclosure to counsel, accountants and other advisors.

15. Definitions. Words and expressions which are used but not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

16. Governing Law; Jurisdiction.

(a) This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

18. Counterparts. This Agreement may be executed in one or more counterparts with the same force and effect as if each of the signatories had executed the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

ASSET MANAGER

ARK7 INC.

By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	CEO

ARK7 PROPERTIES PLUS - SERIES #FTWDS LLC

By: ARK7 INC., as managing member

By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	CEO

APPENDIX

THE #FTWDS ASSET

Property Address:	1527 Iris Walk, Jonesboro, GA 30238

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